NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 24-Hour Media Phone (202) 872-2680 www.pepcoholdings.com NYSE: POM

FOR IMMEDIATE RELEASE January 16, 2004	Media Contact: Robert Dobkin (202) 872-2680 Investors Contact: Ernie Bourscheid (202) 872-2797
Pepco Holdings Monitoring RCN Corp.'s Debt Restructuring
Pepco Holdings, Inc. (NYSE: POM) today said it is monitoring efforts by RCN Corp., with which it shares joint ownership of Starpower Communications, LLC, as RCN seeks to restructure its debt.

          PHI's wholly owned subsidiary, Pepco Communications, L.L.C., owns a 50 percent interest in Starpower, a joint venture with RCN. Starpower provides cable and telecommunication services to households in the Washington, D.C. area.

          RCN announced Thursday that it has chosen to defer the decision to make an interest payment, due Thursday, of approximately $10.3 million with respect to its 10-1/8% Senior Notes due 2010. RCN also said it is continuing discussions with its Senior Secured Lenders and an ad hoc committee of holders of its Senior Notes and others concerning a consensual financial restructuring of its balance sheet. RCN, by contract, provides significant services to Starpower, including billing, customer service operations and acquisition of cable programming.

          PHI is continuing to monitor the events involving RCN. The book value of PHI's investment in Starpower as of Sept. 30, 2003 was approximately $141 million. Starpower's recent contribution to PHI's results of operations has been immaterial.

Pepco Holdings, Inc. is a diversified energy company with headquarters in Washington, D.C. Its principal operations consist of Pepco and Conectiv Power Delivery, which deliver 50,000 gigawatt-hours of power to more than 1.8 million customers in Washington, Delaware, Maryland, New Jersey and Virginia. PHI engages in regulated utility operations by delivering electricity and natural gas, and provides competitive energy and energy products and services to residential and commercial customers.

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Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute "forward-looking statements" within the meaning of federal securities law. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. PHI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of PHI.

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